UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 23, 2011

Date of Report (Date of Earliest Event Reported)

Commission file number:  333-170100

OnCure Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-5211697
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

188 Inverness Drive West, Suite 650

Englewood, Colorado 80112

(303) 643-6500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)           On March 23, 2011, the stockholders of Oncure Holdings, Inc. (the “Company”), pursuant to a written consent in lieu of a stockholder meeting, elected Shyam B. Paryani, M.D. (chairman), L. Duane Choate, Stanley M. Marks, M.D., Jonathan R. Stella, M.D., James D. Nadauld and Robert J. Weltman to serve as members of the board of directors of the Company until the next annual meeting of stockholders and until their successors are elected.  Messrs. Nadauld and Weltman shall serve on the Company’s Compensation Committee and Audit Committee.

The Company is a party to certain other related party transactions with its directors, which are described below:

Advisory Services Agreement

We entered into an advisory services agreement with Genstar Capital, LLC (“Genstar”), our majority shareholder, in connection with the closing of Genstar’s acquisition of the Company in August 2006 (the “Acquisition”). Messrs. Weltman and Nadauld are principals of Genstar.  Pursuant to this agreement, we pay Genstar a fee for certain management, business strategy, consulting and financial advisory services and oversight to be provided to us and our subsidiaries. We utilize the business experience and expertise of Genstar in arranging financing, strategic planning, negotiating and other areas of corporate management. Genstar has agreed to provide us on an ongoing basis with management consulting and advisory services related to our business affairs as we may reasonably request. Pursuant to this agreement, subject to certain conditions, we pay an annual management fee of $1.5 million per year, payable in four quarterly installments. We also reimburse Genstar for its reasonable out-of-pocket expenses.

Investor Rights Agreement

In connection with the Acquisition we entered into an Investor Rights Agreement, or IRA, with Genstar IV, Stargen IV, L.P., or together with Genstar IV, the Genstar Parties, Caisse de Dépôt et Placement du Québec, or CDPQ Quebec, Ares Capital Corporation, or ARES, Florida Radiation Oncology Group, or FROG, and certain members of management and physicians affiliated with us. Under the IRA, the stockholders who are parties to the IRA have agreed to vote their shares to elect to our board of directors any individual designated by the Genstar Parties, and for so long as the MSA between Integrated Community Oncology Network, LLC, or ICON, and us, which is described below, is in effect, one individual designated by FROG. Additionally, each of the Genstar Parties, ARES, CDPQ Quebec and any stockholder that holds 10% of the capital stock of the Company shall have reasonable access to its officers, employees, auditors, legal counsel, facilities and books and records. The IRA also contains customary preemptive rights with respect to the capital stock of the Company. All stockholders are prohibited from transferring capital stock unless done in compliance with the IRA, which permits the following: (1) transfers of capital stock to the Company, provided that if the Genstar Parties make such a transfer the other stockholders will be allowed to participate on a pro rata basis; (2) permitted transfers by stockholders who are natural persons to certain family members, including pursuant to laws of descent and distribution; (3) transfers of capital stock in connection with an initial public offering; (4) any transfer to an affiliate; (5) any transfer by the Genstar Parties to their respective affiliates, partners or members pursuant to agreements governing distributions between such Genstar Party and its respective affiliate; and (6) transfers made in connection with the exercise of customary tag-along rights, a sale of the Company, a right of first refusal or drag-along transactions sale. The Genstar Parties also have demand registration rights provided that the amount to be registered is not less than $10.0 million and all stockholders who are parties to the IRA have piggyback registration rights.

Stockholders Agreement

Certain of our employees, consultants and executive officers have entered into a Stockholders Agreement, or the Stockholders Agreement, with us with respect to their shares of our common stock, warrants, common stock issued upon exercise of warrants or stock options, any other equity security issued by us, and any equity security issued or issuable with respect to such securities, or together, the Capital Stock. The Stockholders Agreement contains customary bring-along and call rights, exercisable by the applicable Genstar Parties and us, and prohibits holders from disclosing any confidential information. Under the Stockholders Agreement, holders cannot transfer any of their Capital Stock without the prior written consent of the board of directors, except for in certain instances of permitted transfers, including transfers to us or a Genstar Party; transfers to a member of the holder’s family; transfers pursuant to applicable laws of descent and distribution; or transfers pursuant to a public offering or Rule 144 of the Securities Act; subject to the condition that the transferee shall agree in writing to be bound by the terms of the Stockholders Agreement. In addition, the holders bound by the Stockholders Agreement also agree to be subject to a non-competition and a non-recruitment provision during each holder’s employment, consulting engagement and/or directorship and for a specified post-termination period thereafter.

Other Related Party Transactions

The Company has a MSA with ICON under which the Company provides management services to the FROG division of ICON. Dr. Paryani, the Company’s Chairman, is a manager and equityholder of ICON. The Company earns a management fee based on a fixed percentage of the earnings, while ICON retains the remaining earnings. Under this MSA, ICON retained $3.3 million, $3.1 million and $2.1 million for its medical services for the years ended December 31, 2008, 2009 and 2010, respectively.

The Company leases three radiation oncology treatment centers from entities affiliated with Dr. Paryani. The Company recorded rent expense related to these treatment centers of approximately $0.7 million, $0.7 million and $0.7 million for the years ended December 31, 2008, 2009 and 2010, respectively.

The Company has a MSA with Cyclotron Center of Northeast Florida, LLC (“Cyclotron”), and PET/CT Center of North Florida, LLC, or PET/CT Florida, entities in which Dr. Paryani has ownership interests. The Company recognized net revenue associated with this MSA of approximately $0.7 million, $0.8 million and $0.4 million in 2008, 2009 and 2010, respectively. The Company had accounts receivable due under this MSA of $0.1 million, $0.3 million and $0.2 million at December 31, 2008, 2009 and 2010, respectively. The Company also provides a payroll processing service for PET/CT Florida and Cyclotron. The Company recorded receivables for reimbursement of these services of $0.2 million, $0.4 million and $1.0 million at December 31, 2008, 2009 and 2010, respectively.

Both the Company and an affiliate of Dr. Paryani own a 24.5% interest in Memorial Southside Cancer Center, LLC (“Southside”), a joint venture with a subsidiary of HCA, Inc. The Company recorded ownership interest under the equity method of investment in an unconsolidated joint venture as described in notes to the consolidated financial statements included elsewhere in this annual report. The Company recorded equity interest in net earnings of joint venture of $1.1 million, $0.7 million and $0.4 million for the years ended December 31, 2008, 2009 and 2010, respectively, in connection with this Southside joint venture.

The Company has a MSA with Coastal Radiation Oncology Medical Group, Inc. (“Coastal”). Dr. Stella, one of the members of the Company’s Board of Directors, is a shareholder of Coastal and also serves as President of Coastal. The Company earns a management fee based on a fixed percentage of the earnings, while Coastal retains the remaining earnings. Under this MSA, Coastal retained $8.8 million, $7.5 million and $6.8 million for its medical services for the years ended December 31, 2008, 2009 and 2010, respectively.

The Company leases three radiation oncology treatment centers from entities affiliated with Dr. Stella and lease one facility used for administrative offices and physics services from an entity affiliated with Dr. Stella. The Company recorded rent expense related to these leases of approximately $1.3 million, $1.3 million and $1.1 million for the years ended December 31, 2008, 2009 and 2010, respectively.

The Company has a limited scope payroll processing relationship with Neuroscience Gamma Knife Center of Southern California, LLC, an entity in which Dr. Stella has an ownership interest. The Company recorded receivables for reimbursement of these services of an immaterial amount, $0.05 million, $0.06 million and $0.02 million at December 31, 2008, 2009 and 2010, respectively.

(e)           On March 15, 2011, the Company filed its Annual Report on Form 10-K for fiscal year ended December 31, 2010 (the “Annual Report”). In Part III, Item 11 of the Annual Report, the Company disclosed that the Compensation Committee exercised it’s discretionary authority under the provisions of the Company’s 2010  Executive Incentive Plan to provide its named executive officers with the potential for a cash bonus if the Company achieved an adjusted EBITDA level of approximately $36 million in the following amounts: $0 in the case of Mr. Choate; $30,000 in the case of Messrs. Peach, Pegler and Phillips; and $10,000 in the case of Mr. Stork.  The Compensation Committee authorized the payment of such bonuses on March 23, 2011 after reviewing the Company’s 2010 audited financial statement and confirming that the Company had achieved an adjusted EBITDA level of $36 million.  Although the Compensation Committee determined not to provide any potential 2010 bonus award to Mr. Choate given his receipt of the retention bonus described in the Company’s Form 10-K, the Compensation Committee on March 23, 2011 exercised its discretionary authority to award Mr. Choate a cash bonus of $30,000 in recognition of his efforts in the successful completion of the Company’s registration process with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 29, 2011

ONCURE HOLDINGS, INC.

By:	/s/ Timothy A. Peach
Name: Timothy A. Peach
Title: Chief Financial Officer